Exhibit 99.1

Alliance One International, Inc. 8001 Aerial Center Parkway Post Office Box 2009 Morrisville, NC 27560-2009 USA	Tel: 919 379 4300 Fax: 919 379 4346 www.aointl.com

NEWS RELEASE		Contact:	Joel Thomas
(919) 379-4300

Alliance One International Reports Improved Sales Volumes, Consistent Gross Profit and Improved Working Capital for the Six Months Ended September 30, 2016

Morrisville, NC – November 7, 2016 – Alliance One International, Inc. (NYSE: AOI) today announced results for its second fiscal quarter and six months ended September 30, 2016.

Highlights

Six Months Year-to-Date(1)

•	Volumes increased 6.8% to 150.0 million kilos this year versus last year as a result of improved full service customer requirements.

•	Sales decreased 4.5% to $650.5 million driven by El Niño impacts on the Brazilian crop, timing of shipments, the stronger US dollar and product mix that favored by-products this year.

•	Gross profit remained consistent at $84.3 million despite approximately $24.0 million of impact related to El Niño effects on the Brazilian crop, as well as $8.7 million of lower of cost or market (“LCM”) adjustments this year.

•	Gross profit as a percentage of sales improved to 13.0% from 12.4% last year, helped by efficiency and cost reduction initiatives.

•	Selling general and administrative expense (“SG&A”) increased 24.7% to $72.2 million mainly due to legal and professional fees associated with the Kenyan matter, increased employee incentive compensation, additional audit-related costs and the inclusion of our reconsolidated Zimbabwe subsidiary’s results that were not included last year.

•	Net loss was similar at $47.2 million, while Adjusted EBITDA decreased 34.3% to $43.8 million. The decrease in Adjusted EBITDA was driven by the impact of El Niño in Brazil, increased LCM adjustments, increased employee incentive compensation and increased legal and professional costs excluding the Kenyan matter that were all partially offset by improvements in various other origins.

•	On October 14, 2016 the $210.3 million revolver was refinanced with a new $60.0 million asset-based (“ABL”) revolver and $275.0 million of 8.5% senior secured 1st lien notes.

Second Quarter(1)

•	Volumes increased 4.7% to 88.8 million kilos versus the prior year related to improved demand for by-products, as well as favorable shipment timing from Africa and Europe.

•	Sales decreased 6.1% to $389.4 million driven by El Niño impacts on the Brazilian crop, timing of shipments, the stronger US dollar and product mix that favored by-products this year.

•	Gross profit decreased 8.4% to $50.3 million and gross profit as a percentage of sales decreased some from 13.2% to 12.9%, mainly due to approximately $16.0 million of impact related to El Niño effects on the Brazilian crop, timing of shipments, the stronger US dollar, product mix, as well as $5.7 million of lower of cost or market adjustments this year.

•	SG&A increased 19.3% to $33.4 million mainly due to legal and professional fees associated with the Kenyan matter, additional audit costs and the inclusion of results of our Zimbabwe subsidiary not included last year.

•	Net loss improved 25.7% to $15.7 million and Adjusted EBITDA decreased 34.0% to $33.3 million. The decrease in Adjusted EBITDA was driven by the same factors noted in the six month highlights.

(1)	Due to the reconsolidation of our Zimbabwe subsidiary at March 31, 2016 its performance is included in consolidated financial results for this year, however was not included in the prior year except for the March 31, 2016 balance sheet. Adjusted EBITDA and Adjusted Net Debt include Zimbabwe in all periods.

Alliance One International, Inc.

Pieter Sikkel, Chief Executive Officer and President, said, “Our results for the six months ended September 30, 2016 include increased full service volumes and improved factory efficiencies, due in part to our restructuring and efficiency improvement program. Offsetting some of our improvements were the challenges created by El Niño related wet weather in southern Brazil this year that has reduced gross profit by approximately $24.0 million versus last year. For the full year we expect approximately a $30.0 million negative impact to gross profit and approximately a $5.0 million negative impact to equity in net income (loss) of investee companies from our Brazilian joint venture.

“The August 2016 report of the Food and Agriculture Organization of the United Nations highlights a return of La Niña weather patterns, which is characterized by drier weather in the tobacco growing areas of south Brazil. We anticipate the drier weather will result in a much larger 2017 crop for which plantings are currently underway and will be sold during our fiscal year ended March 31, 2018. The Virginia flue cured 2015 Brazilian crop was approximately 570 million kilos and the 2016 crop was approximately 410 million kilos. The 2017 crop is anticipated to be approximately 600 million kilos.

“Working capital improved $21.3 million when compared to the same period end last year, driven by trade receivables that decreased $50.2 million to $196.0 million and a $19.4 million inventory reduction to $944.0 million as of September 30, 2016. The improvement is even greater when considering that this year’s results include our Zimbabwe subsidiary’s accounts receivable and inventory while last year’s balances do not. Additionally, our uncommitted inventory continues to decrease and is just above our $50.0-$150.0 million stated range with the expectation to further decrease to inside the range by fiscal yearend. We anticipate that working capital should be significantly reduced by yearend when compared to the prior year. Additionally, revenue is anticipated to improve for the full year with adjusted EBITDA in a range of approximately $170.0-$185.0 million and adjusted leverage between 4.9x-5.4x, driven by operational improvements in certain origins, inventory sales and partially offset by El Niño impacts in Brazil. Further, we intend to repurchase $25.0-$50.0 million per year of our more expensive debt.

Mr. Sikkel, concluded, “We continue to work with our customers to meet their dynamic requirements and are encouraging supply chain simplification strategies focused on increased utilization of our assets while driving reversal of manufacturers’ more expensive partial vertical integration strategies. Further, our sustainability programs that are essential to our Company, our customers and local communities where we operate, continue to differentiate our company and provide further growth opportunities. Our global team is motivated, and focused on strategy and plan execution that will improve our operations and enhance our position as the preferred global supplier. We believe our balanced strategy is well measured and should improve shareholder value.”

Performance Summary for the Six Months Ended September 30, 2016

Total sales and other operating revenues decreased by 4.5% to $650.5 million primarily due to lower average sales prices attributable to product mix and lower prices paid to tobacco suppliers across most regions.

Partially offsetting the impact of lower prices is a 6.8% increase in volumes from increased customer demand, opportunistic sales in Africa and the timing of shipments in North America and Africa. Changes in product mix, lower prices paid to tobacco suppliers in most regions, as well as the positive impact of currency movements in most regions lowered average tobacco costs on a per kilo basis that were partially offset by $8.7 million in lower of costs or market adjustments this year. Processing and other revenues and processing costs increases were related to the reconsolidation of our Zimbabwe subsidiary.

Alliance One International, Inc.

Gross profit remained consistent with the prior year at $84.3 million, mainly due to increased volumes which also improved gross profit as a percentage of sales from 12.4% to 13.0%.

SG&A increased 24.7% to $72.2 million primarily from increased legal and professional fees associated with matters involving the former green leaf sourcing operations in Kenya, incentive compensation costs, additional audit related fees and the inclusion of costs from our reconsolidated Zimbabwe subsidiary this year.

Increases in SG&A costs were partially offset by increased other income from the non-recurrence of one-time expenses in Africa and the sale of trade tax credits in South America, as well as the non-recurrence of restructuring and asset impairment charges in the prior year that were primarily attributable to impairment of advances to tobacco suppliers and real property in Africa.

Restructuring and asset impairment charges of $0.6 million in the current year are mainly due to our former U.S. cut rag facility.

Our interest costs increased $6.0 million from the prior year to $62.5 million primarily due to higher average borrowings and higher average rates on our seasonal lines of credit, as well as increased amortization of debt issuance costs. Interest costs were also impacted by $3.4 million of cost due to the inclusion of our reconsolidated Zimbabwe subsidiary in this year’s results.

Income tax resulted in a benefit of $0.2 million in the current period, which is significantly lower than the $19.7 million income tax expense in the same period last year, while cash taxes decreased $3.9 million to $4.7 million. Our effective tax rate was 0.5% this year compared to (64.5)% last year. The variance in the effective tax rate between this year and last year is the result of many factors that include but are not limited to differences in forecasted income for the respective years; differences in year-to-date income for the periods; certain losses for which no tax benefit is recorded; and differences between discrete items recognized for the quarters that include changes in valuation allowance, net exchanges losses on income tax accounts and net exchange gains related to liabilities for unrecognized tax benefits.

Net loss was consistent year over year at $47.2 million and $47.0 million in the fiscal 2017 and 2016 periods, respectively.

Performance Summary for the Fiscal Quarter Ended September 30, 2016

Total sales and other operating revenues decreased 6.1% to $389.4 million and total costs of goods and services sold decreased 5.8% to $339.1 million primarily due to lower average sales prices and tobacco costs per kilo attributable to changes in product mix, customer mix and lower prices paid to tobacco suppliers across most regions.

Partially offsetting the impact of lower prices and costs per kilo was a 4.7% increase in volumes from opportunistic sales in South America and the timing of shipments in Africa and Europe. The positive impact of currency movements on tobacco costs per kilo were offset by $5.7 million in lower of cost or market adjustments this quarter. Processing and other revenues and processing costs increases were related to the reconsolidation of our Zimbabwe subsidiary.

Gross profit decreased 8.4% to $50.3 million, while gross profit as a percentage of sales decreased slightly from 13.2% to 12.9%, mainly due to inventory cost adjustments and product mix.

Alliance One International, Inc.

SG&A increased 19.3% to $33.4 million primarily from increased legal and professional fees associated with matters involving the former green leaf sourcing operation in Kenya and the inclusion of costs from our reconsolidated Zimbabwe subsidiary this year.

Other income increased to $2.1 million due mainly to the non-recurrence of one-time expenses in Africa and the sale of trade tax credits in South America.

Restructuring and asset impairment charges of $0.6 million in the current period are mainly attributable to impairment of our former U.S. cut rag facility.

Interest costs increased $3.1 million from the prior year to $31.9 million, primarily due to higher average borrowings on our seasonal lines of credit at higher average rates and increased amortization of debt issuance costs. Interest costs were also impacted by $1.9 million of cost due to the inclusion of our reconsolidated Zimbabwe subsidiary in this year’s results.

Income tax expense was $3.6 million in the current year period, which is significantly lower than the $22.9 million in the same period last year, while cash taxes decreased $1.4 million to $1.0 million. Our effective tax rate was (32.2)% this year compared to (1,869.6)% last year. The variance in the effective tax rate between this year and last year is the result of many factors that include but are not limited to differences in forecasted income for the respective years; differences in year-to-date income for the quarters; certain losses for which no tax benefit is recorded; and differences between discrete items recognized for the quarters that include changes in valuation allowance, net exchanges losses on income tax accounts and net exchange gains related to liabilities for unrecognized tax benefits.

Net loss improved $5.4 million to $15.7 million this year.

Earnings Per Share

Six Months

For the six months ended September 30, 2016, the Company reported a net loss of $47.2 million, or $5.29 per basic share, compared to a net loss of $47.0 million, or $5.30 per basic share, for the same period last year. Included in net loss in the current year period were $5.1 million of legal and professional costs for the Kenya matter and $5.5 million of loss related to Kenya green leaf sourcing mainly for storage as the operation continues to wind down. After adjusting for tax, the net impact of these items negatively impacted earnings per basic share by $1.01 the first half of this fiscal year.

Second Quarter

For the quarter ended September 30, 2016, the Company reported a net loss of $15.7 million, or $1.75 per basic share, compared to a net loss last year of $21.1 million, or $2.37 per basic share. Included in net loss this quarter was $1.6 million of legal and professional costs for the Kenya matter and $3.9 million of loss related to Kenya green leaf sourcing mainly for storage as the operation continues to wind down. After adjusting for tax, the net impact of these items negatively impacted earnings per basic share by $0.48 this quarter.

Liquidity and Capital Resources

As of September 30, 2016, available credit lines and cash were $464.9 million, comprised of $159.3 million in cash and $292.4 million of credit lines, of which $10.3 million was available under the U.S. revolving credit facility for general corporate purposes and $282.1 million of foreign seasonal credit lines in addition to $13.2 million exclusively for letters of credit. On October 14, 2016, our $210.3 million senior secured revolving credit facility was refinanced with a new $60.0 million ABL revolver and $275.0 million of 8.5% senior secured first lien notes.

Alliance One International, Inc.

The Company may in the future elect to redeem, repay, make open market purchases, retire or cancel indebtedness prior to stated maturity under its various global bank facilities and outstanding public notes, as they may permit.

Financial Results Investor Call

The Company will hold a conference call to report financial results for the period ended September 30, 2016, on November 8, 2016 at 8:00 a.m. ET. The dial in number for the call is (800) 227-9428 or outside the U.S. (785) 830-1925 and conference ID 2110925. Those seeking to listen to the call may access a live broadcast on the Alliance One website. Please visit www.aointl.com 15 minutes in advance to register.

For those who are unable to listen to the live event, a replay will be available by telephone from 11:00 a.m. ET Tuesday, November 8, 2016 through 11:00 a.m. ET Sunday, November 13, 2016. To access the replay, dial (888) 203-1112 within the U.S., or (719) 457-0820 outside the U.S., and enter access code 2110925.

Any replay, rebroadcast, transcript or other reproduction of this conference call, other than the replay accessible by calling the number above, has not been authorized by Alliance One and is strictly prohibited. Investors should be aware that any unauthorized reproduction of this conference call may not be an accurate reflection of its contents.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. Such statements include, but are not limited to, statements about future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based on the current beliefs and expectations of management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results may differ materially from those currently anticipated expected or projected. The following factors, among others, could cause actual results to differ from those expressed or implied by the forward-looking statements: changes in the timing of anticipated shipments, changes in anticipated geographic product sourcing, political instability, currency and interest rate fluctuations, shifts in the global supply and demand position for tobacco products, changes in or the interpretation of tax laws and regulations, resolution of tax matters, adverse weather conditions, changes in costs incurred in supplying tobacco and related services, factors affecting AOI’s ability to reduce its corporate debt, including factors that would restrict it from purchasing its 9.875% Senior Secured Second Lien Notes, and the impact of regulation and litigation. Additional factors that could cause AOI’s results to differ materially from those expressed or implied by forward-looking statements can be found in AOI’s most recent Annual Report on Form 10-K and the other filings with the Securities and Exchange Commission (the “SEC”) which are available at the SEC’s Internet site (http://www.sec.gov).

About Alliance One International, Inc.

Alliance One is a leading global independent leaf merchant. For more information on Alliance One, visit the Company’s website at www.aointl.com.

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Alliance One International, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
(in thousands, except per share data)	2016	2015	2016	2015
Sales and other operating revenues	$389,423	$414,853	$650,524	$681,135
Cost of goods and services sold	339,142	359,979	566,192	596,894

Gross profit	50,281	54,874	84,332	84,271
Selling, general and administrative expenses	33,362	27,948	72,167	57,862
Other income (expense)	2,104	(1,029)	1,624	(469)
Restructuring and asset impairment charges	577	(386)	619	2,562

Operating income	18,446	26,283	13,170	23,378
Interest expense	31,904	28,782	62,507	56,555
Interest income	2,204	1,274	4,042	2,648

Loss before income taxes and other items	(11,254)	(1,225)	(45,295)	(30,529)
Income tax expense (benefit)	3,627	22,902	(204)	19,687
Equity in net income (loss) of investee companies	(732)	3,004	(2,061)	3,136

Net loss	(15,613)	(21,123)	(47,152)	(47,080)
Less: Net income (loss) noncontrolling interests	44	(58)	11	(65)

Net loss attributable to Alliance One International, Inc.	$(15,657)	$(21,065)	$(47,163)	$(47,015)

Earnings (loss) per share:
Basic	$(1.75)	$(2.37)	$(5.29)	$(5.30)
Diluted	$(1.75)	$(2.37)	$(5.29)	$(5.30)
Weighted average number of shares outstanding:
Basic	8,923	8,883	8,914	8,873
Diluted	8,923	8,883	8,914	8,873

Alliance One International, Inc.

RECONCILIATION OF ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (“ADJUSTED EBITDA”)(1) (Unaudited)

	Three Months Ended		Six Months Ended
(in thousands)	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Net loss attributable to Alliance One International, Inc.	$(15,657)	$(21,065)	$(47,163)	$(47,015)
Plus: Interest expense	31,904	28,782	62,507	56,555
Plus: Income tax expense	3,627	22,902	(204)	19,687
Plus: Depreciation and amortization expense	8,601	6,897	17,353	13,961

EBITDA(1)	28,475	37,516	32,493	43,188
Plus: Abnormal unrecovered advances (recoveries) to suppliers(2)	—	—	—	430
Plus: Reserves for (recoveries on) doubtful customer receivables	100	(65)	143	(148)
Plus: Non-cash employee stock based compensation	453	661	845	1,474
Less: Other income (expense)	2,104	(1,029)	1,624	(469)
Plus: Restructuring and asset impairment charges	577	(386)	619	2,562
Plus: Debt retirement expense (income)	—	—	—	—
Plus: Amortization of basis difference—CBT investment(3)	318	446	625	768
Plus: Kenyan investigation legal & professional costs	1,578	—	5,129	—
Less: Kenyan green leaf operation Adjusted EBITDA(4)	(3,901)	(6,499)	(5,548)	(11,876)
Plus: Reconsolidated subsidiary incremental EBITDA after elimination of related party transactions with AOI and its consolidated subsidiaries(5)	—	4,738	—	5,990

Adjusted EBITDA(1)	$33,299	$50,438	$43,778	$66,609

(1)	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) are not measures of results of operations under generally accepted accounting principles in the United States (“U.S. GAAP”) and should not be considered as an alternative to other U.S. GAAP measurements. We have presented EBITDA and Adjusted EBITDA to adjust for the items identified above because we believe that it would be helpful to the readers of our financial information to understand the impact of these items on our reported results. This presentation enables readers to better compare our results to similar companies that may not incur the sporadic impact of various items identified above. Management acknowledges that there are many items that impact a company’s reported results and this list is not intended to present all items that may have impacted these results. EBITDA, Adjusted EBITDA and any ratios calculated based on these measures are not necessarily comparable to similarly-titled measures used by other companies or appearing in our debt obligations or agreements. EBITDA and Adjusted EBITDA as presented may not equal column or row totals due to rounding.
(2)	Unrecovered amounts expensed directly to cost of goods and services sold in the income statement for abnormal yield adjustments or unrecovered amounts from prior crops. Normal yield adjustments are capitalized into the cost of the current crop and are expensed as cost of goods and services sold as that crop is sold.
(3)	Related to a former Brazilian subsidiary that is now deconsolidated following the completion of a joint venture in March 2014.
(4)	Adjusted EBITDA of our former green leaf sourcing operation in Kenya is calculated on the same basis as Adjusted EBITDA presented in this table. In fiscal year 2016 we decided to exit green leaf sourcing in the Kenyan market as part of our restructuring program.
(5)	Adjusted EBITDA of the subsidiary reconsolidated at the end of the fourth quarter of fiscal year 2016 is calculated on the same basis as Adjusted EBITDA as presented in this table, with eliminations for related party transactions with AOI and its consolidated subsidiaries, and is included in consolidated information thereafter.

Alliance One International, Inc.

RECONCILIATION OF ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (“ADJUSTED EBITDA”)(1) (Unaudited)

	Three Months Ended		Six Months Ended
(in thousands)	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Net loss attributable to Alliance One International, Inc.	$(21,065)	$(8,151)	$(47,015)	$(31,836)
Plus: Interest expense	28,782	28,495	56,555	55,417
Plus: Income tax expense	22,902	10,979	19,687	11,298
Plus: Depreciation and amortization expense	6,897	7,312	13,961	14,812

EBITDA(1)	37,516	38,635	43,188	49,691
Plus: Abnormal unrecovered advances to suppliers(2)	—	18	430	481
Plus: Reserves for (recoveries on) doubtful customer receivables	(65)	4,062	(148)	4,266
Plus: Non-cash employee stock based compensation	661	893	1,474	1,623
Less: Other income (expense)	(1,029)	327	(469)	1,127
Plus: Restructuring and asset impairment charges	(386)	500	2,562	500
Plus: Debt retirement expense (income)	—	—	—	—
Plus: Amortization of basis difference—CBT investment(3)	446	1,108	768	1,658
Plus: Kenyan investigation legal & professional costs	—	—	—	—
Less: Kenyan green leaf operation Adjusted EBITDA(4)	(6,499)	(7,448)	(11,876)	(9,588)
Plus: Reconsolidated subsidiary incremental EBITDA after elimination of related party transactions with AOI and its consolidated subsidiaries(5)	4,738	3,558	5,990	1,065

Adjusted EBITDA(1)	$50,438	$55,895	$66,609	$67,745

(1)	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) are not measures of results of operations under generally accepted accounting principles in the United States (“U.S. GAAP”) and should not be considered as an alternative to other U.S. GAAP measurements. We have presented EBITDA and Adjusted EBITDA to adjust for the items identified above because we believe that it would be helpful to the readers of our financial information to understand the impact of these items on our reported results. This presentation enables readers to better compare our results to similar companies that may not incur the sporadic impact of various items identified above. Management acknowledges that there are many items that impact a company’s reported results and this list is not intended to present all items that may have impacted these results. EBITDA, Adjusted EBITDA and any ratios calculated based on these measures are not necessarily comparable to similarly-titled measures used by other companies or appearing in our debt obligations or agreements. EBITDA and Adjusted EBITDA as presented may not equal column or row totals due to rounding.
(2)	Unrecovered amounts expensed directly to cost of goods and services sold in the income statement for abnormal yield adjustments or unrecovered amounts from prior crops. Normal yield adjustments are capitalized into the cost of the current crop and are expensed as cost of goods and services sold as that crop is sold.
(3)	Related to a former Brazilian subsidiary that is now deconsolidated following the completion of a joint venture in March 2014.
(4)	Adjusted EBITDA of our former green leaf sourcing operation in Kenya is calculated on the same basis as Adjusted EBITDA presented in this table. In fiscal year 2016 we decided to exit green leaf sourcing in the Kenyan market as part of our restructuring program.
(5)	Adjusted EBITDA of the subsidiary reconsolidated at the end of the fourth quarter of fiscal year 2016 is calculated on the same basis as Adjusted EBITDA as presented in this table, with eliminations for related party transactions with AOI and its consolidated subsidiaries, and is included in consolidated information thereafter.

Alliance One International, Inc.

RECONCILIATION OF ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (“ADJUSTED EBITDA”)(1) (Unaudited)

	Fiscal Year Ended	LTM(9)	Fiscal Year Ended	LTM(9)
(in thousands)	March 31, 2016	September 30, 2016	March 31, 2015	September 30, 2015
Net income (loss) attributable to Alliance One International, Inc.	$65,532	$65,385	$(27,862)	$(43,042)
Plus: Interest expense	117,190	123,142	113,273	114,411
Plus: Income tax expense	32,215	12,324	21,918	30,307
Plus: Depreciation and amortization expense	28,361	31,753	29,623	28,771

EBITDA(1)	243,298	232,604	136,952	130,447
Plus: Abnormal unrecovered advances (recoveries) to suppliers(2)	—	(430)	1,085	1,034
Plus: Reserves for (recoveries on) doubtful customer receivables	(169)	122	12,368	7,954
Plus: Non-cash employee stock based compensation	2,425	1,796	3,028	2,878
Less: Other income (expense)	105,427	107,519	(66)	(1,661)
Plus: Restructuring and asset impairment charges	5,888	3,944	9,118	11,181
Plus: Debt retirement expense (income)	—	—	(771)	(771)
Plus: Amortization of basis difference—CBT investment(3)	1,554	1,410	2,814	1,925
Plus: Kenyan investigation legal & professional costs	8,579	13,708	—	—
Less: Kenyan green leaf operation Adjusted EBITDA(4)	(16,666)	(10,338)	(14,913)	(17,201)
Plus: Reconsolidated subsidiary incremental EBITDA after elimination of related party transactions with AOI and its consolidated subsidiaries(5)	16,800	10,810	9,846	14,772

Adjusted EBITDA(1)	$189,614	$166,784	$189,420	$188,282

Total debt		$1,493,821		$1,430,984
Less: Debt of reconsolidated subsidiary funded by affiliate(6)		74,490		—
Plus: Debt of reconsolidated subsidiary funded by non- affiliate(7)		—		47,864

Total adjusted debt		$1,419,331		$1,478,848
Less: Cash		159,297		150,825
Less: Cash of reconsolidated subsidiary(8)		—		2,140

Total adjusted debt less adjusted cash		1,260,034		1,325,883
(Total adjusted debt less adjusted cash) /Adjusted EBITDA(1)(8)		7.55x		7.04x

(1)	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) are not measures of results of operations under generally accepted accounting principles in the United States (“U.S. GAAP”) and should not be considered as an alternative to other U.S. GAAP measurements. We have presented EBITDA and Adjusted EBITDA to adjust for the items identified above because we believe that it would be helpful to the readers of our financial information to understand the impact of these items on our reported results. This presentation enables readers to better compare our results to similar companies that may not incur the sporadic impact of various items identified above. Management acknowledges that there are many items that impact a company’s reported results and this list is not intended to present all items that may have impacted these results. EBITDA, Adjusted EBITDA and any ratios calculated based on these measures are not necessarily comparable to similarly-titled measures used by other companies or appearing in our debt obligations or agreements. EBITDA and Adjusted EBITDA as presented may not equal column or row totals due to rounding.
(2)	Unrecovered amounts expensed directly to cost of goods and services sold in the income statement for abnormal yield adjustments or unrecovered amounts from prior crops. Normal yield adjustments are capitalized into the cost of the current crop and are expensed as cost of goods and services sold as that crop is sold.
(3)	Related to a former Brazilian subsidiary that is now deconsolidated following the completion of a joint venture in March 2014.
(4)	Adjusted EBITDA of our former green leaf sourcing operation in Kenya is calculated on the same basis as Adjusted EBITDA presented in this table. In fiscal year 2016 we decided to exit green leaf sourcing in the Kenyan market as part of our restructuring program.
(5)	Adjusted EBITDA of the subsidiary reconsolidated at the end of the fourth quarter of fiscal year 2016 is calculated on the same basis as Adjusted EBITDA as presented in this table, with eliminations for related party transactions with AOI and its consolidated subsidiaries, and is included in consolidated information thereafter.
(6)	Represents the portion of outstanding debt of the subsidiary reconsolidated at the end of the fourth quarter of the fiscal year ended March 31, 2016 under a credit facility attributable to the participation interest of another AOI subsidiary funding that portion of the borrowing under the facility.
(7)	Represents the portion of outstanding debt of the subsidiary reconsolidated at the end of the fourth quarter of the fiscal year ended March 31, 2016 under a credit facility other than the amount attributable to the participation interest of another AOI subsidiary funding the remaining portion of the borrowing under that facility.
(8)	The calculation of total adjusted debt less adjusted cash at September 30, 2015 includes the cash of the subsidiary reconsolidated at the end of the fourth quarter of fiscal year 2016 and the debt of that subsidiary not funded by a subsidiary of AOI.
(9)	Items for the twelve months ended September 30, 2016 are derived by adding the items for the three months ended September 30, 2016 and the fiscal year ended March 31, 2016 and subtracting the items for the three months ended September 30, 2015. Items for the twelve months ended September 30, 2015 are derived by adding the items for the three months ended September 30, 2015 and the fiscal year ended March 31, 2015 and subtracting the items for the three months ended September 30, 2014.